EXHIBIT 10.8

SEVERANCE PAYMENT AGREEMENT

[To be Used For Executives Other Than President/CEO]

THIS SEVERANCE PAYMENT AGREEMENT (the “Agreement”) is entered into as of February [    ], 2004 (the “Effective Date”), by and between Icagen, Inc., a Delaware corporation (the “Corporation”), and              (the “Executive”), an individual residing in                     , North Carolina.

W I T N E S S E T H:

WHEREAS, the Corporation is engaged in the business of discovering, developing and commercializing small molecule drugs based on ion channel targets; and

WHEREAS, Executive is employed in a senior management position by the Corporation; and

WHEREAS, in order to encourage the continued employment of Executive with the Corporation, the Corporation is willing to provide to Executive severance benefits under certain conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. EMPLOYMENT. Executive acknowledges that Executive is an employee at will and may be terminated at any time and for any reason by the Corporation.

2. SEVERANCE BENEFITS. Upon termination of employment of Executive by the Corporation, all salary due through the date of termination shall be paid; provided, however:

(a) In the event of the termination of the employment of Executive by the Corporation, Executive shall be entitled to receive the following severance benefits (the “Severance Benefits”) upon Executive’s satisfaction of the condition in Section 3 hereof: (i) Executive’s then base salary for the Severance Period (as defined below); and (ii) the continuation during the Severance Period of all benefits to which Executive was entitled at the time of termination of employment, subject to the terms of all applicable benefit plans and to the extent allowed under the terms of such applicable benefit plans; provided, however, that if such benefits may not be provided under the terms of the applicable benefit plans, Executive shall be entitled to receive the cash equivalent of such benefits adjusted so that Executive is in the same after-tax position Executive would have been if the benefits had been provided. For purposes of this Agreement, the “Severance Period” shall mean a number of months following termination of employment as specified on Exhibit A hereto.

(b) Notwithstanding Section 2(a) hereof, in no event shall Executive be entitled to receive any Severance Benefits hereunder:

(i) In the event of the death of Executive; provided such termination of Executive’s employment shall not prejudice any benefits payable to Executive’s spouse or beneficiaries which are fully vested as of the date of Executive’s death.

(ii) In the event that Executive becomes “permanently disabled,” as hereinafter defined; provided such termination of Executive employment shall not prejudice any benefits payable to Executive or Executive’s spouse or beneficiaries which are fully vested as of the date that Executive becomes permanently disabled.

(iii) In the event the Corporation elects to terminate the employment of Executive for “cause,” as hereinafter defined. For purposes of this Agreement, “cause” shall mean the following:

a. Any material breach of Executive of the terms of any employment, non-disclosure, invention, non-competition or non-solicitation agreement between Executive and the Corporation; or

b. The failure of Executive to diligently and properly perform Executive’s duties for the Corporation, such breach or failure to be determined in the reasonable and final judgment of the Board of Directors of the Corporation and which breach or failure is not corrected within thirty (30) days after written notice of such failure by the Board of Directors; or

c. Any material failure by Executive to comply with the reasonable policies and/or directives of the Board of Directors, which failure is not corrected within thirty (30) days after written notice of such failure by the Board of Directors; or

d. Any action by Executive that is illegal or dishonest which is materially detrimental to the interest and well-being of the Corporation; or

e. Any willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially detrimental to the interest and well-being of the Corporation; or

f. Any failure by Executive to fully disclose any material conflict of interest Executive may have with the Corporation in a transaction between the Corporation and any third party which is materially detrimental to the interest and well-being of the Corporation; or

g. Any adverse act or omission by Executive which would be required to be disclosed pursuant to applicable securities laws or which would limit the ability of the Corporation or any entity affiliated with the Corporation to issue or sell securities under any Federal or state law or which would disqualify the Corporation or any affiliated entity from any exemption otherwise available to it, all of which are materially detrimental to the interest and well-being of the Corporation;

(iv) In the event that Executive is terminated, with or without cause, in connection with a reduction in force by the Corporation of more than 25% of the Corporation’s workforce or as a result of the elimination of any department of the Corporation; or

(v) In the event that Executive voluntarily terminates Executive’s employment with the Corporation.

(c) Notwithstanding the provisions of Section 2(a) hereof, (i) in all cases, benefits refer to health, dental, disability and life insurance benefits in place at the time of termination of Executive and as subsequently modified by the Corporation to affect all employees similarly situated in the same manner; (ii) no further contributions shall be made by the Corporation to the 401(k) plan on behalf of Executive after such termination; and (iii) accrued but unpaid vacation pay shall be paid upon the date of termination of Executive in accordance with the Corporation’s policy regarding same.

(d) Notwithstanding the foregoing, upon the occurrence of a Change of Control (as hereinafter defined), Sections 2(b)(iii)(b) and 2(b)(iv) shall be automatically deleted from this Agreement and shall no longer be applicable as “cause” hereunder.

(e) Notwithstanding the foregoing, in the event of any termination of Executive’s employment under Section 2(b)(iii)(b) or 2(b)(iv) (and while such provisions remain in effect hereunder), the Executive will be entitled to receive three (3) months of Severance Benefits (or such greater amount as the Board of Directors of the Corporation in its sole discretion shall determine) if the Executive has completed at least one year of service with the Corporation in a director or higher position.

3. CONDITION TO RECEIPT OF BENEFITS. Upon the occurrence of an event described in Section 2 above, Executive will be eligible to receive the Severance Benefits only if Executive executes and delivers to the Corporation (and does not subsequently revoke) a Release and Settlement Agreement acceptable to the Corporation.

4. PAYMENT OF SEVERANCE BENEFITS. The Corporation will pay the base salary portion of the Severance Benefits in installments through the Corporation’s regular payroll procedure according to Executive’s pay schedule at the time of termination of employment; provided, however, that the Corporation shall have the discretion to pay in a cash lump sum payment of the base salary portion of the Severance Benefits. The Severance Benefits shall be subject to mandatory withholding, including federal, state and local income taxes, as well as FICA and other applicable withholding.

5. DEFINITIONS.

(a) For purposes of this Agreement, Executive shall be considered permanently disabled upon the earlier of (i) the date Executive is determined to be eligible for long-term disability benefits under any plan sponsored by the Corporation which provides long-term disability benefits to Executive, or (ii) if a qualified medical doctor mutually acceptable to the Corporation and Executive or Executive’s personal representative shall have certified in writing that: (A) Executive is unable because of a medically determinable physical or mental disability to perform substantially all of Executive’s duties for more than one hundred eighty (180) calendar days measured from the last full day of work, or (B) by means of mental or physical disability, it is unlikely that Executive will be able, within one hundred eighty (180) calendar days, to resume substantially all business duties and responsibilities in which Executive was previously engaged and otherwise discharge Executive’s duties to the Corporation.

(b) For purposes of this Agreement, a “Change in Control Event” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Corporation if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Corporation (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Corporation, unless the Person exercising, converting or exchanging such security acquired such security directly from the Corporation or an underwriter or agent of the Corporation), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Corporation), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Corporation or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Corporation or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) a complete liquidation or dissolution of the Corporation.

6. STOCK OPTIONS. The provisions of this Agreement shall not alter or modify the terms (including, without limitation, any vesting provisions) of any stock options granted to Executive by the Corporation, which shall be governed in all respects by the equity compensation or other related plan pursuant to which such options are granted and the respective stock option agreement(s) evidencing such options.

7. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof).

8. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law provisions of such laws.

9. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing and sent by a reputable national carrier or certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Executive, to Executive’s address as shown on the Corporation’s records, and in the case of the Corporation, to its principal office and addressed to the President of the Corporation.

10. BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and assigns. This Agreement shall be binding upon the Corporation and upon any successor corporation.

11. TERMINATION OF AGREEMENT. This Agreement shall terminate and be of no further force or effect upon the occurrence of any event described in Section 2(b) hereof.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understandings by and between the Corporation and Executive with respect to the subject matter hereof, and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof, including all severance payment provisions set forth in any employment agreements, any employment offer letters or any other agreements or understandings. No representations, promises, agreements or understandings, written or oral, not herein or therein contained with respect to the subject matter hereof shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Payment Agreement as of the day and year first above written.

CORPORATION:

ICAGEN, INC.

By:
Name:
Title:

EXECUTIVE:

Name:

EXHIBIT A

Position	Length of Service[1]	Severance Period
Senior Director, Vice President, Senior Vice President or Executive Vice President	Year 1	3 months

Senior Director, Vice President, Senior Vice President or Executive Vice President	Years 2-6	6 months

Senior Director or Vice President	Over 6 years	9 months

Senior Vice President	Over 6 years	12 months

Executive Vice President	Over 6 years	15 months

[1]	Service includes employment by Executive with the Corporation in all Director or higher positions